Exhibit 99.1
PORTOLA PACKAGING REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS
     BATAVIA, IL—November 17, 2005 — Portola Packaging, Inc. (“Portola” or the “Company”) today reported results for its fourth quarter and fiscal year ended August 31, 2005. Portola reported sales of $68.6 million for the fourth quarter of fiscal year 2005 compared to $66.2 million for the fourth quarter of fiscal year 2004, an increase of 3.6%. For fiscal year 2005, sales were $265.0 million compared to $242.5 million for fiscal year 2004, an increase of 9.3%. Portola reported operating income of $4.5 million for the fourth quarter of fiscal year 2005, compared to operating income of $0.3 million for the fourth quarter of fiscal year 2004. For fiscal year 2005, the Company had operating income of $8.4 million compared to an operating loss of $1.0 million for fiscal year 2004. Portola reported a net income of $0.1 million for the fourth quarter of fiscal year 2005 compared to a net loss of $4.5 million for the fourth quarter of fiscal year 2004. For fiscal year 2005, the Company had a net loss of $10.0 million compared to a net loss of $20.8 million for fiscal year 2004.
     The improvement of $4.6 million in the net income for the fourth quarter of fiscal year 2005 as compared to the fourth quarter of fiscal year 2004 is primarily attributed to improved gross margins and lower operating expenses primarily attributed to reduced spending and decreased staffing levels. During the fourth quarter of fiscal 2004, the Company incurred one-time plant relocation expenses of $0.4 million, an asset impairment charge of $1.1 million and a gain of $0.6 million on the sale of the San Jose, California facility.
     EBITDA(a), (c) increased $4.0 million to $8.7 million in the fourth quarter of fiscal year 2005 compared to $4.7 million in the fourth quarter of fiscal year 2004 and increased $9.0 million to $26.0 million for fiscal year 2005 compared to $17.0 million for fiscal year 2004. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) or losses on the sale of assets, one-time relocation costs, warrant interest (income) expense and other non recurring expenses, increased $3.3 million or 54.1% to $9.4 million in the fourth quarter of fiscal year 2005 compared to $6.1 million in the fourth quarter of fiscal year 2004, and increased $4.5 million to $29.0 million for fiscal year 2005 compared to $24.5 million for fiscal year 2004.

CONFERENCE CALL:
     Portola Packaging, Inc. executives will hold a conference call to discuss the fourth quarter and fiscal year 2005 results. The conference call is scheduled for November 18, 2005 at 11:00 AM Eastern Standard Time. The United States Dial-In Number is 888-428-4473. The International Dial-In Number is 612-332-0107. The confirmation number is 801605. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.
ABOUT PORTOLA PACKAGING, INC:
     Portola Packaging is a leading designer, manufacturer and marketer of tamper evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice industries, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding industry. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
ABOUT PORTOLA TECH INTERNATIONAL:
     Portola Tech International (“PTI”) is a leading manufacturer and marketer of plastic packaging components to the cosmetic, fragrance and toiletries industry. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Brian J. Bauerbach	Portola Packaging, Inc.
President and Chief Executive Officer	951 Douglas Road
(630) 326-2117	Batavia, Illinois 60510
Web Site: www.portpack.com

Michael T. Morefield	Phone:	(630) 406-8440
Senior Vice President and Chief Financial Officer		(888) 739-0936
(630) 326-2074	Fax:	(630) 406-8442
	Email:	Info@mail.portpack.com

PORTOLA PACKAGING, INC.
Audited Financial Results
(in millions)

	Q4 05	YTD 05	Q4 04	YTD 04
Sales	$68.6	$265.0	$66.2	$242.5
Cost of sales	55.8	221.0	55.6	201.8

Gross profit	12.8	44.0	10.6	40.7
Gross profit % (d)	18.7%	16.6%	16.0%	16.8%
SG&A, R&D and amortization	7.7	33.1	9.4	38.4
(Gain) loss on sale of assets	—	—	(0.5)	(1.6)
Asset impairment charge	—	—	1.1	1.1
Restructuring	0.6	2.5	0.3	3.8

Operating income (loss)	4.5	8.4	0.3	(1.0)
Interest expense	4.1	16.4	4.2	15.9
Amortization of debt issuance costs	0.4	1.6	0.5	2.5
Foreign exchange (gain) loss	(0.2)	(1.5)	0.6	(1.0)
Loss on warrants	—	—	—	1.9
Other (income) expense, net	—	(0.3)	(0.3)	(0.7)

Income (loss) before income taxes	0.2	(7.8)	(4.7)	(19.6)
Income tax expense (benefit)	0.1	2.2	(0.2)	1.2

Net income (loss)	$0.1	$(10.0)	$(4.5)	$(20.8)

Add:
Interest expense	$4.1	$16.4	$4.2	$15.9
Income tax expense	0.1	2.2	(0.2)	1.2
Depreciation expense	3.8	14.8	4.4	17.0
Amortization of intangibles	0.2	1.0	0.3	1.2
Amortization of debt issuance costs	0.4	1.6	0.5	2.5

EBITDA (a), (c)	$8.7	$26.0	$4.7	$17.0
EBITDA % (a), (c) (d)	12.7%	9.8%	7.1%	7.0%

Adjustments to EBITDA (b), (c):
Restructuring	$0.6	2.5	$0.3	$3.8
Gain on sale of assets	—	—	(0.5)	(1.6)
Asset impairment charge	—	—	1.1	1.1
One-time relocation costs	—	—	0.4	1.9
One time Tech facility refurbishment costs	—	—	—	0.5
Loss on warrant redemption	—	—	—	1.9
Other	0.1	0.5	0.1	(0.1)

Adjusted EBITDA (b), (c)	$9.4	$29.0	$6.1	$24.5
Adjusted EBITDA % (b), (c) (d)	13.7%	10.9%	9.2%	10.1%

	August 31, 2005	August 31, 2004
Current assets	$61.2	$67.6
Property, plant and equipment, net	77.1	78.5
Other assets	41.7	43.0

Total assets	$180.0	$189.1

Current liabilities	$29.9	$34.8
Revolver debt	23.8	19.4
Senior notes	180.0	180.0
Other liabilities	2.5	1.8

Total liabilities	236.2	236.0
Other equity	5.6	4.9
Accumulated deficit	(61.8)	(51.8)

Total equity (deficit)	(56.2)	(46.9)

Total liabilities and shareholders’ equity (deficit)	$180.0	$189.1

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, restructuring costs, one-time relocation costs, gains and losses on sale of assets and other non-recurring expenses. Adjusted EBITDA excludes restructuring charges of $0.6 million and $0.3 million for the three months ended August 31, 2005 and 2004, respectively and excludes restructuring charges of $2.5 million and $3.8 million for the fiscal year ended August 31, 2005 and 2004, respectively.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales.